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                           March 21, 2024

       Gianni Del Signore
       Chief Financial Officer
       Pangaea Logistics Solutions Ltd.
       109 Long Wharf
       Newport, RI 02840

                                                        Re: Pangaea Logistics
Solutions Ltd.
                                                            Registration
Statement on Form S-3
                                                            Filed March 14,
2024
                                                            File No. 333-277953

       Dear Gianni Del Signore:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at 202-551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Edward Horton